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                                                                     EXHIBIT 3.4

(DEAN HELLER LOGO)  DEAN HELLER
                    SECRETARY OF STATE
                    294 NORTH CARSON STREET, SUITE 1
                    CARSON CITY, NEVADA 80701-4299
                    (778) 684-6708
                    WEBSITE: SECRETARYOFSTATE.BIZ

                    CERTIFICATE OF DESIGNATION
                     (PURSUANT TO NRS 78.1955)

Important:  Read attached instructions before completing form.

                                             ABOVE SPACE IS FOR OFFICE USE ONLY.

                           CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
                           (PURSUANT TO NRS 78.1955)

1.       Name of corporation:

         Greenbriar Corporation


2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

         The Board of Directors hereby amends the Articles of Incorporation to provide for the issuance of one single series of Preferred Stock consisting of 31,500 shares in such Series J 2% Cumulative Preferred Stock as set forth below, and, subject to the provisions of Article Four of the Articles of Incorporation, as amended, of Greenbriar Corporation (the "Corporation"), hereby fixes and determines with respect to such series the following designations, preferences and relative participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof as set forth on Attachment "A" attached hereto and incorporated herein.

         Continued on Attachment "A."





3.       Effective date of filing (optional):

                 (MUST NOT BE LATER THAN 90 DAYS AFTER THE CERTIFICATE IS FILED)

4.       Officer Signature:                 /s/ GENE S. BERTCHER
                            ----------------------------------------------------

Filing Fee: $175.00

         IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

         SUBMIT IN DUPLICATE

         This form must be accompanied by appropriate fees. See attached fee schedule.


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                             GREENBRIAR CORPORATION

         1. Designation. The distinctive designation of such series shall be the Series J 2% Cumulative Preferred Stock and each share of the Series J 2% Cumulative Preferred Stock shall have a par value of $0.10 per share and a preference on liquidation under paragraph 6 below of up to $1,000 per share. The Series J 2% Cumulative Preferred Stock is sometimes referred to herein as the "Series J Preferred Stock."

         2. Number of Shares. The number of shares which shall constitute the Series J Preferred Stock shall be such number as may actually be issued by the Corporation, not to exceed a maximum of 31,500 shares, which number may be decreased (but not below the number then outstanding), from time to time by the Board of Directors, subject to the provisions hereof.

         3. Dividends and Dividend Rate. Holders of record on the fifteenth day of each March, June, September and December of each year of shares of the Series J Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation and to the extent permitted under the Nevada General Corporation Law, payable quarterly on each March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2004 (each a "Dividend Reference Date" and, collectively, the "Dividend Reference Dates"), in preference to and with priority over dividends upon all "Junior Securities" (as defined in paragraph 6 below). Except as otherwise provided herein, dividends on each share of Series J Preferred Stock (a "Share") will accrue (but not compound) cumulatively on a daily basis at the rate per share of twenty dollars ($20) per annum ($5 per calendar quarter) from and including the date of issuance to and including the date on which the "Redemption Price" (as defined in paragraph 4 below) of such Share is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. For purposes of this paragraph 3, the date on which the Corporation initially issues any Share is its date of issuance, regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share (whether by reason of transfer of such Share or for any other reason). Notwithstanding any other requirement of this paragraph unless the holder of the Series J Preferred Stock requests of the Corporation payment of dividends in a form other than cash, any and all quarterly dividends on the Series J Preferred Stock shall be satisfied by payment of cash. So long as any Shares of Series J Preferred Stock are outstanding, the Corporation will not declare or pay any dividends on Junior Securities (other than dividends in respect of Common Stock payable in shares of Common Stock) or make, directly or indirectly, any other distribution of any sort in respect of Junior Securities, or any payment on account of the purchase or other acquisition of the Junior Securities, unless on the date of such declaration in the case of a dividend, or on such date of distribution or payment, in the case of such distribution or other payment (a) all dividends on the Series J Preferred Stock for all past quarter-yearly dividend periods have been paid in full and the full dividends for the then current quarter-yearly period shall have been paid or declared in a sum sufficient for the payment thereof set apart, and (b) after giving effect to such payment of dividends, other distributions, purchase or redemption, the aggregate capital of the Corporation applicable to all capital stock of the Corporation then outstanding, plus the earned and capital surplus of the Corporation shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Corporation on all



                             Attachment "A" - Page 1



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Shares of the Series J Preferred Stock and all stock ranking prior to or on a parity with the Series J Preferred Stock as to dividends or assets outstanding after the payment of such dividends, other distributions, purchase or redemption. Dividends shall not be paid or declared and set apart for payment on any series of Series J Preferred Stock for any dividend period (including the Series J Preferred Stock) unless dividends have been or are, contemporaneously, paid and declared and set apart for payment on all outstanding series of Series J Preferred Stock entitled thereto for all dividend periods terminating on the same or earlier date. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series J Preferred Stock, such payment will be distributed ratably among the then holders of Series J Preferred Stock so that an amount equal is paid with respect to each outstanding Share.

         4. Optional Redemption. The Corporation may, at any time after the second anniversary date of the date of issuance thereof (but not prior thereto) and from time to time thereafter, at the election of the Board of Directors of the Corporation redeem any or all of the Series J Preferred Stock then outstanding by written notice given not less than twenty (20) nor more than sixty (60) days before the date fixed for redemption (the "Redemption Date"). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the holder of shares of Series J Preferred Stock at his or her address as it appears on the stock transfer records of the Corporation. Such notice shall set forth (a) the shares to be so redeemed, (b) the date fixed for redemption, (c) the applicable Redemption Price, and (d) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s). If less than all shares of Series J Preferred Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata by lot drawn or other manner deemed fair in the sole discretion of the Board of Directors to redeem one or more such shares without redeeming all such shares of Series J Preferred Stock. If such notice of redemption shall have been so mailed, on or before the Redemption Date, the Corporation may provide for payment of a sum sufficient to redeem the applicable number of Series J Preferred Stock called for redemption either (i) by setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series J Preferred Stock to be redeemed or (ii) by depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $10,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, as amended, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series J Preferred Stock so called for redemption and, in either event, from and after the Redemption Date
(A) the share(s) of Series J Preferred Stock deemed to be redeemed, (B) such setting aside or deposit shall be deemed to constitute full payment for such Share(s), (C) such Share(s) so redeemed shall no longer be deemed to be outstanding, (D) the holder(s) thereof shall cease to be a stockholder of the Corporation with respect to such share(s), and (E) such holder(s) shall have no rights with respect thereto except the right to receive their proportionate share of the funds set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest on the funds so



                             Attachment "A" - Page 2



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deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series J Preferred Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series J Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor and after any such repayment the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. In addition to the redemption under this paragraph 4, the Corporation may redeem or repurchase shares of the Series J Preferred Stock (i) from any holder(s) thereof who consents in writing to such redemption, (ii) pursuant to any offer by the Corporation to purchase or acquire share(s) from holders of less than a specified number of share(s) or "round lots" (i.e., an "odd lot" or "99 or less" offer, or (iii) open market or negotiated purchases, and in each of clauses (i), (ii) and/or (iii), the provisions of this paragraph 4 will not apply to any such consented redemption. All shares of Series J Preferred Stock redeemed shall be cancelled and retired and no shares shall be issued in place thereof, but such shares shall be restored to the status of authorized but unissued shares of Series J Preferred Stock. The "Redemption Price" (herein so called) shall be an amount equal to (a) the "Liquidation Value" (as defined in paragraph 6 below) of $1,000 per Share, plus (b) the amount of all accrued but unpaid dividends thereon to the Redemption Date, which shall include all cumulative dividends in arrears and also the proportionate part of the dividend accrued since the last Dividend Reference Date preceding the Redemption Date and whether or not earned or declared, but without interest.

         5. Sinking Fund; Mandatory Redemption. The Corporation shall not be required to maintain any so-called "Sinking Fund" for the retirement on any basis of the Series J Preferred Stock. Notwithstanding the lack of any requirement to maintain any "Sinking Fund," the Corporation shall at any time following the fifth anniversary date of the date of issuance thereof, upon the request of any holder of the Series J Preferred Stock and from time to time thereafter, mandatorily redeem any or all of the Series J Preferred Stock then outstanding within thirty (30) calendar days after the date of receipt of written notice from the holder thereof at the Adjusted Redemption Price set forth below on the date specified by such written notice from such holder which shall not be less than thirty (30) calendar days after receipt by the Corporation of such written notice nor more than ninety (90) calendar days after the date specified in such written notice. Whether mailed, personally delivered or delivered by electronic transmission, such written notice from the holder shall only be effective upon receipt by the Corporation of such written notice. Such written notice shall set forth (a) the share(s) to be so redeemed, (b) the date preferred for redemption by the holder thereof, (c) the applicable Adjusted Redemption Price, and (d) the place at which the holder(s) desires to receive payment of the applicable Adjusted Redemption Price upon surrender of the certificate(s). A holder may not request less than all shares of Series J Preferred Stock held by such holder to be mandatorily redeemed unless the Corporation consents in writing thereto. The Adjusted Redemption Price shall be an amount equal to, on a per share basis (a) the "Liquidation Value" (as defined in paragraph 6 below) of $1,000 per Share, plus (b) the amount of all accrued but unpaid dividends thereon to the actual date of redemption, which shall include all cumulative dividends and arrears and also the proportionate part of the dividend accrued since the last Dividend Reference Date preceding such



                             Attachment "A" - Page 3



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date of redemption, and whether or not earned or declared, without interest, plus, (c) the following premium per share during the periods set forth below:

     If Mandatory Redemption occurs
       during the 12-month period            Additional Premium
            ending June 30 of                     Per Share
                  2009                                $1
                  2010                                $2
                  2011                                $3
                  2012                                $4
                  2013                                $5

provided that from and after June 30, 2013, the premium per share shall continue as $5.00 per share. In the event that the Corporation has received a written notice of mandatory redemption from the holder of Series J Preferred Stock as required, and the Corporation does not fulfill its obligations by so redeeming such shares, the applicable holder shall have all rights available at law or in equity to require such redemption, and in the event the Corporation avails itself of a formal proceeding under Title 11 United States Code, such holder and the amount of the Adjusted Redemption Price shall be entitled to treatment as a general unsecured creditor in any such proceeding.

         6. Rights on Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series J Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any "Junior Securities" (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series J Preferred Stock has priority over such securities as to dividends or upon liquidation), to receive a liquidation preference in an amount in cash equal to the aggregate Liquidation Value of all shares of Series J Preferred Stock then outstanding, whether any such liquidation, dissolution or winding up is voluntary or involuntary and the holders of the Series J Preferred Stock shall not be entitled to any other or further distributions of assets. The term "Liquidation Value" shall be and mean, as of any particular date, an amount per Share of Series J Preferred Stock equal to the Redemption Price if such share were so redeemed in accordance with the provisions of paragraph 5 above, but in no event shall exceed $1,000 per share, plus any accrued and unpaid cumulative dividends. If, upon any dissolution, liquidation or winding-up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Preferred Stock of the amounts to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Preferred Stock in the event of voluntary or involuntary dissolution, liquidation or winding-up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding-up of the Corporation, after the holders of Preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to the holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding-up, not less than twenty (20) nor more than fifty


                             Attachment "A" - Page 4



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(50) days prior to the payment date stated therein to each record holder of
Series J Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor a reduction of the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Preferred Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this paragraph 6.

         7. Ranking. The Series J Preferred Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Preferred Stock issued by the Corporation; provided, however, that the Corporation shall not issue any shares of Preferred Stock of any series which are superior to the Series J Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series J Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of such shares of Series J Preferred Stock then outstanding voting separately as a class.

         8. Voting Rights. Except as otherwise provided by law or the Articles of Incorporation, as amended or as required under the Nevada General Corporation Law, each holder of the Series J Preferred Stock shall have five (5) votes per share, voting together with the holders of any other class of stock entitled to vote, without regard to class on all matters to be voted on by the shareholders of the Corporation and such shares of stock shall be counted in determining the total outstanding shares to constitute a quorum at any meeting of shareholders. In addition, the consent of the holders of at least a majority in interest of the Series J Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose at which the Series J Preferred Stock shall vote separately as a class, shall be necessary for effecting or validating any one or more of the following:

                  (a) The creation or authorization of any additional class of stock ranking prior to or in a parity with the Series J Preferred Stock in any respect; or the creation or authorization of any obligation or security convertible into shares of stock of any class ranking prior to or on a parity with the Series J Preferred Stock in any respect; or

                  (b) The amendment, alteration or repeal of any of the provisions of the Articles of Incorporation, as amended, or of the Bylaws of the Corporation, which adversely affects the rights or preferences of the Series J Preferred Stock or of the holders thereof; provided, however, for the purposes of this subdivision, an amendment to the Articles of Incorporation creating or authorizing shares of Junior Securities shall not be deemed to affect adversely the rights or preferences of the Series J Preferred Stock or the holders thereof by reason of the rights of such additional shares to vote with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the shareholders of the Corporation.

         9. No Conversion Rights. The Series J Preferred Stock may not be converted into any other securities of the Corporation.



                             Attachment "A" - Page 5



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         10. Limited Right to Elect Director.

                  (a) If, and when, at any time, six consecutive quarterly dividends, in whole or in part, on the Series J Preferred Stock shall be in arrears, then the holders of the shares of Series J Preferred Stock, voting separately as a class, shall be entitled, at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the shares of the Series J Preferred Stock called as hereinafter provided, to elect one (1) director and, except as otherwise provided in the Articles of Incorporation, as amended, the holders of shares of Common Stock and any other class of stock of the Corporation, to the extent it shall have the right to vote, shall be entitled to elect all remaining members of the Board of Directors, but the holders of Common Stock and any other class of stock of the Corporation shall not be entitled to vote in the election of the director of the Corporation so to be elected by the holders of shares of Series J Preferred Stock. Such right of the holders of shares of Series J Preferred Stock to elect one
         (1) director may be exercised until dividends in default on the outstanding shares of Series J Preferred Stock have been paid in full or funds sufficient therefor set aside, and when so paid or provided for, then the right of the holders of shares of Series J Preferred Stock to elect such director shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any such future dividend default or defaults. At any time after such voting power shall have vested in the holders of the outstanding shares of Series J Preferred Stock, the Secretary of the Corporation may, and upon the written request of holders of record of 25% or more of the shares of Series J Preferred Stock then outstanding addressed to him at the principal office of the Corporation shall, call a special meeting of the holders of shares of Series J Preferred Stock for the election of the director to be elected by them as herein provided, to be held within sixty (60) days after delivery of such request and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of shareholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders. No such special meeting and no adjournment thereof shall be held on a date less than 30 days before the annual meeting of shareholders or special meeting held in place thereof next succeeding the time when the holders of the Series J Preferred Stock become entitled to elect one (1) director as above provided. If at any annual or special meeting or any adjournment thereof the holders of at least a majority of the shares of Series J Preferred Stock then outstanding shall be present or represented by proxy then, by vote of the holders of at least a majority of the shares of Series J Preferred Stock present or so represented at such meeting, the authorized number of directors of the Corporation shall be increased by one (1) and the holders of shares of Series J Preferred Stock shall be entitled to elect the additional director so provided for. The director so elected shall serve until the next annual meeting or until his successor shall be elected and shall qualify; provided, however, that whenever the holders of shares of Series J Preferred Stock shall be divested of voting power as above provided, the term of office of the person elected as director by the holders of shares of Series J Preferred Stock as a class shall



                             Attachment "A" - Page 6



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         forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

                  (b) If, during any interval between any special meeting of the holders of shares of Series J Preferred Stock for the election of one
         (1) director to be elected by them as provided in the preceding paragraph and the next ensuing annual meeting of shareholders, or between annual meeting of shareholders for the election of directors, and while the holders of shares of Series J Preferred Stock shall be entitled to elect one (1) director, the director so elected by the holders of shares of Series J Preferred Stock shall resign or die, a majority of the directors then in office though less than a quorum shall designate the successor to fill the vacancy thereby created; provided, however, that if a successor shall not be designated to fill the vacancy created by the resignation or death of the director elected by the holders of shares of Series J Preferred Stock as hereinabove provided, within forty (40) days after the creation of such vacancy the Secretary of the Corporation shall call a special meeting of the holders of shares of Series J Preferred Stock and such vacancy shall be filled at such special meeting as hereinabove provided. Any director elected by the holders of the shares of Series J Preferred Stock or designated to fill a vacancy may be removed from office only by the vote of the holders of a majority of the outstanding shares of Series J Preferred Stock at a special meeting of the holders of shares of Series J Preferred Stock called for the purpose of removing such director. Upon the written request of holders of 25% or more of the shares of Series J Preferred Stock then outstanding addressed to him at the principal office of the Corporation, the Secretary shall, within ten
         (10) calendar days after delivery to him of such request, call a special meeting of the holders of shares of Series J Preferred Stock for such purpose to be held within sixty (60) days after delivery of such request; provided, however, that the Secretary shall not be required to call a special meeting in the case of any request received less than 120 calendar days before the date fixed for the next ensuing annual meeting of shareholders. The holders of shares of Series J Preferred Stock voting separately as a class shall be entitled to fill any vacancy created by the removal of the director at any meeting at which such removal shall have been approved or if such vacancy is not so filled, it may be filled as provided above.

         11. Reacquired Shares. Any shares of Series J Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon cancellation, become authorized but unissued shares of Preferred Stock and may be re-issued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation, as amended, or as otherwise required by law.



                             Attachment "A" - Page 7